To Our Stockholders,

The most significant event in our first quarter was the opening of Rockford Bank & Trust, which began operations as our third bank charter on January 3, 2005. We are proud to be a part of the Rockford community and are pleased to welcome those employees, directors, and new stockholders. A private placement offering of our common stock was conducted in connection with the Rockford opening and added approximately 80 stockholders. The success of our Quad City and Cedar Rapids charters encouraged us to look for another market in which to implement our model of experienced bankers providing high levels of service and creating meaningful and satisfying experiences for our customers.

We announced earnings for the first quarter ended March 31, 2005 of $1.3 million, or basic earnings per share of $0.29 and diluted earnings per share of $0.29. For the same quarter one year ago, we reported earnings of $836 thousand, or basic earnings per share of $0.20 and diluted earnings per share of $0.19. All share and per share data has been retroactively adjusted to reflect a 3-for-2 common stock split, which occurred on May 28, 2004, as if it had occurred on January 1, 2004.

Earnings for the first quarter of the prior year were impacted by the write-off of $747 thousand of unamortized issuance costs associated with the redemption of $12.0 million of trust preferred securities originally issued in 1999. The write-off of these costs, combined with the additional interest costs of supporting both the original and new securities issued in February 2004, resulted in an after-tax reduction to net income during the first quarter of 2004 of $558 thousand, or $0.13 in diluted earnings per share. Excluding the one-time write-off of these unamortized issuance costs and the additional interest costs of the new securities, net income for the three months ended March 31, 2004 would have been $1.4 million. Although excluding the impact of this event is a non-GAAP measure, we believe that it is important to provide such information due to the non-recurring nature of this expense and to more accurately compare the results of the periods presented. We believe that the refinancing strategy will continue to provide significant long-term benefits to our Company as the new fixed rate securities were issued at a rate of 6.93% for the first seven years and the floating rate securities currently carry a rate of 5.94%, as compared to a rate of 9.2% on the 1999 fixed rate securities.

Despite the anticipated start-up losses that a new charter brings, we are pleased by our first quarter earnings. Both net interest income and noninterest income have shown improvement from one year ago, as total revenue increased by $2.4 million, or 21%. Also, during the first quarter of 2005, earnings were positively impacted by a $556 thousand reduction in the provision for loan losses, when compared to the previous year. The resolution of some large credits in Quad City Bank & Trust's loan portfolio, through payoff, credit upgrade, or the acquisition of additional collateral or guarantees, resulted in reductions to both provision expense and the level of allowance for loan losses. We are very pleased with the $712 thousand increase in net interest income for the first quarter of 2005, when compared to one year ago. We also reported improvement in non-interest income of $355 thousand, or 15%, primarily due to a large, one-time sales transaction at one of our associated companies. In summary, our increases in net interest income and non-interest income, of 12% and 15%, respectively, have essentially offset the expected operating losses of the new charter and allowed us to maintain our core earnings of one year ago.

During the first quarter of 2005, we grew total assets at an annualized pace of 10%. Premises and equipment grew $3.1 million during the quarter, as the Company is investing in new facilities at all three of its subsidiary banks. On January 3, 2005, Rockford Bank & Trust began operations under its own charter in its leased space in downtown Rockford. Quad City Bank & Trust opened its fifth banking facility located in the Five Points area of west Davenport on March 17, 2005. Cedar Rapids Bank & Trust continues its construction of both a new main office in downtown Cedar Rapids, which is scheduled to open in July 2005, and a branch facility located in northern Cedar Rapids on Council Street, which is anticipated to open in June 2005.

Quad City Bank & Trust, our Company's first subsidiary bank, grew to total assets of $638.7 million at March 31, 2005, which was an increase of 7%, or $39.9 million, from March 31, 2004. At the close of the first quarter of 2005, Quad City Bank & Trust had net loans of $461.8 million and deposits of $415.6 million. The bank realized after-tax net income of $1.6 million, which was an increase of $224 thousand, or 16%, from the first quarter of 2004.

Cedar Rapids Bank & Trust continued to experience outstanding growth, reaching total assets of $238.4 million at March 31, 2005, for an increase of $67.4 million, or 39%, from one year before. At the end of the first quarter of 2005, Cedar Rapids Bank & Trust had net loans of $178.5 million, deposits of $170.5 million, and significantly improved profitability, as the bank realized after-tax net income of $327 thousand, which was more than double the $144 thousand in net income for the same quarter in 2004.

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Rockford Bank & Trust was  capitalized  on January 3, 2005 with $10.0 million in funds provided by the Company. The funds were obtained through a combination of $5.0 million of equity, which was raised in a private placement of QCR Holdings stock, and $5.0 million of debt. At March 31, 2005, Rockford Bank & Trust reached total assets of $13.6 million, net loans of $3.5 million, and deposits of $3.9 million. For the first quarter of 2005, Rockford Bank & Trust experienced a net operating loss of $343 thousand.

Our Company's total assets increased $21.8 million, or 3%, to $891.9 million at March 31, 2005 from $870.1 million at December 31, 2004. During the same period, net loans increased by $4.7 million, or 1%, to $643.8 million from $639.1 million at December 31, 2004. Non-performing assets decreased to $9.2 million at March 31, 2005 from $10.7 million at December 31, 2004. Total deposits increased slightly to $588.2 million at March 31, 2005 when compared to $588.0 million at December 31, 2004. Stockholders' equity rose to $51.6 million at March 31, 2005 as compared to $50.8 million at December 31, 2004, primarily as the result of net income and the net increase in shares of common stock, partially offset by a decrease in fair value of securities classified as available for sale.

Heading into the remainder of 2005, investors increasingly expect the Federal Reserve to continue raising rates through the year. In their most recent statement, along with affirming growth, the Fed highlighted inflation, mentioning energy prices and the return of pricing power for companies. While inflation may not be running away, the Committee has certainly heightened its inflation vigilance. There certainly is a sense of not-yet-but-it-may-be-coming. Marketplace debate centers on the level of "neutral" interest rates, and Fed members dance around the definition of that level. Further, the minutes from recent meetings suggest that the Fed will likely maintain their slow-and-steady upward nudge on rates.

Corporate health continues to improve because of profitability leverage, i.e., new sales carry more profit due to lower marginal costs. However, growing revenues are still key. The Fed statement suggests some pricing power is returning, which will increase revenue, providing a way to recover costs and protect margins.

We look forward to an exciting 2005 as Cedar Rapids Bank & Trust will open two new facilities, Rockford Bank & Trust expands its presence in Rockford, and Quad City Bank & Trust integrates its Five Points location.

Combining the above with the continuing challenges of compliance with the Sarbanes-Oxley legislation will make 2005 a busy year for our staff. We appreciate your continued loyalty and support.

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